UNITED STATES

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VERIZON COMMUNICATIONS INC.

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March 21, 2016

Dear Shareholder,

I have been privileged to serve as the independent Lead Director of the Verizon Board and Chair of the Corporate Governance and Policy Committee for the past two years. As you would expect, I spend a great deal of time looking at and directing governance activities in these roles. This year’s proxy statement contains a shareholder proposal (Item 7 on the proxy card) requesting that the Board adopt a policy to require its Chairman to be an independent Director. I am writing to explain why my fellow Board members and I believe it would be unwise to adopt the proposed policy or any policy that rigidly prescribes the leadership structure of the Board.

Verizon operates in a dynamic and highly competitive industry. It is therefore essential that the Board have the flexibility to regularly evaluate and, if necessary, change its leadership structure in order to remain highly effective and efficient in response to this dynamic environment. A policy that would dictate the board leadership structure would hinder the Board’s ability to fashion its leadership structure in a way that it felt would be most effective.

When we evaluate how we can make our Board more efficient and effective in its independent oversight responsibilities, we take a holistic view. We want to make sure that we have Directors with the right skills and experience and that our committees have clearly delineated responsibilities with the right leadership to effectively oversee management’s operational and financial performance, strategic planning, risk management, talent development and so forth.

As a Board, we believe that we are most effective when each and every one of us has a voice in the operation of the Board. We work collaboratively amongst ourselves and with the executive team. One of my key roles as Lead Director is to represent the range of views of the Board, including minority viewpoints, to Lowell McAdam, our Chairman and CEO. This involves facilitating discussion among the independent Directors during regular executive sessions and providing frank and substantive feedback to Lowell. I also serve as a sounding board for Lowell as he establishes our meeting agendas and priorities and I take a lead role in the Board’s annual self-evaluation process. My authority and responsibilities as the Lead Director are established in Verizon’s Corporate Governance Guidelines and described in detail on page 5 of the proxy statement.

If you are interested in hearing more from me about my role as Lead Director and the operation of our Board, I encourage you to visit Verizon’s annual meeting website at http://www.verizon.com/about/sites/default/files/annual/annual-meeting-2016.html and view my video letter to the company’s shareholders. I am proud of Verizon’s governance and believe that it is world class. I hope that you will consider the Board’s position on the important issue of Board leadership and vote against Item 7.

Sincerely,